Contact:
Richard F. Westenberger
Executive Vice President & Chief Financial Officer
(404) 745-2889

CARTER’S, INC. REPORTS FIRST QUARTER 2011 RESULTS
• NET SALES $469 MILLION, UP 15%
• EARNINGS PER SHARE $0.55, DOWN 23%
• SUPPLY CHAIN LEADERSHIP TRANSITION ANNOUNCED

Atlanta, Georgia, April 28, 2011 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its first quarter 2011 results.

“Our first quarter sales reflect the strength of our Carter’s brand product offering.  The growth in sales is being driven by the national retailers, expansion of our retail stores, and the success of our eCommerce initiatives,” said Michael D. Casey, Chairman and Chief Executive Officer.  “As expected, our profitability this year will be affected by the abnormal spike in cotton prices.”

First Quarter of Fiscal 2011 compared to First Quarter of Fiscal 2010

Consolidated net sales increased $60.0 million, or 14.7%, to $469.0 million.  Net sales of the Company’s Carter’s brands increased $60.1 million, or 18.1%, to $392.4 million.  Net sales of the Company’s OshKosh B’gosh brand were comparable to the first quarter of fiscal 2010.

Operating income in the first quarter of fiscal 2011 was $53.6 million, a decrease of $17.5 million, or 24.6%, from $71.2 million in the first quarter of fiscal 2010 primarily due to higher product costs.

Net income decreased $10.7 million, or 25.0%, to $32.1 million, or $0.55 per diluted share, compared to $42.8 million, or $0.71 per diluted share, in the first quarter of fiscal 2010.

Cash flow from operations in the first quarter was $9.3 million, a decrease of $14.1 million, or 60.3%, from the first quarter of fiscal 2010 primarily due to decreased earnings and net changes in working capital.

Carter’s Brand Businesses

Carter’s wholesale sales increased $41.6 million, or 28.5%, to $187.9 million driven by higher sales in the off-price channel and strong over-the-counter performance of our product offerings.

Carter’s retail segment sales increased $19.7 million, or 16.7%, to $137.9 million, driven by incremental sales of $18.3 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $1.4 million, or 1.2%.  We believe Carter’s retail results were negatively impacted by poor weather and a later Easter holiday this year.  In the first quarter of fiscal 2011, the Company opened ten Carter’s retail stores and as of the end of the first quarter, operated 316 Carter’s retail stores.

Carter’s mass channel segment sales, which are comprised of sales of its Child of Mine brand and Just One You brand, decreased $1.3 million, or 1.9%, to $66.6 million.  The decrease resulted from seasonal transition issues and timing of shipments of our Child of Mine brand, partially offset by increased sales of our Just One You brand resulting from increased productivity, additional floor space, and earlier demand than a year ago.

OshKosh B'gosh Brand Businesses

OshKosh retail segment sales decreased $1.2 million, or 2.1%, to $54.0 million, due to a comparable store sales decrease of $5.2 million, or 9.8%, partially offset by incremental sales of $4.7 million generated by new store openings and eCommerce sales.  We believe OshKosh retail results were negatively impacted by poor weather and a later Easter holiday this year.  In the first quarter of fiscal 2011, the Company opened two OshKosh retail stores and closed three and as of the end of the first quarter, operated 179 OshKosh retail stores.

OshKosh wholesale sales increased $1.0 million, or 4.8%, to $22.6 million driven by higher sales in the off-price channel.

Second Quarter 2011 Business Outlook

The Company expects net sales for the second quarter of fiscal 2011 to be up approximately 16% to 19%, and diluted earnings per share to be approximately $0.10 to $0.14 compared to $0.32 in the second quarter of last year.

Supply Chain Leadership Transition

As part of a planned succession process, the Company announced today that Christopher W. Rork will join the Company as Executive Vice President of Supply Chain effective May 9, 2011.  Mr. Rork joins the Company from Levi Strauss & Co. where he has worked since 2007, most recently as Senior Vice President, Supply Chain Asia based in Hong Kong.  Mr. Rork previously held various product development and supply chain positions with Ralph Lauren Childrenswear and Nickelodeon Stores.  “Chris has extensive supply chain experience and will provide the leadership needed as our business continues to grow and evolve,” said Michael D. Casey.  Mr. Rork succeeds Charles E. Whetzel, Jr., who is retiring from the Company after 19 years of service.  “Charlie has made immeasurable contributions to Carter’s over his long and successful career with the Company.  We wish him well and are very grateful for all he has done to help build and strengthen our business,” said Mr. Casey.

Conference Call

The Company will hold a conference call with investors to discuss first quarter results on April 28, 2011 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-981-5559.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q1 2011 Earnings Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through May 7, 2011, at 719-457-0820, passcode 3738523.  The replay will be archived on the Company’s website at the same location.  For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the second quarter of fiscal 2011 and fiscal 2011, or any other future period, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; the acceptance of the Company’s products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children’s apparel business; negative publicity; the risk that ongoing litigation may be adversely resolved and that ongoing litigation and investigations may result in substantial expenses; the breach of the Company’s consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company’s dependence on foreign supply sources; failure of foreign supply sources to meet the Company’s quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company’s business; the loss of a sourcing agent; increased competition in the baby and young children’s apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company’s intangible assets; and the ability to attract and retain key individuals within the organization.  Many of these risks are further described in the most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended
	April 2, 2011	April 3, 2010
Net sales:

Carter’s:
Wholesale	$187,878	$146,258
Retail	137,862	118,139
Mass Channel	66,636	67,920
Carter’s net sales	392,376	332,317

OshKosh:
Retail	53,994	55,145
Wholesale	22,630	21,587
OshKosh net sales	76,624	76,732

Total net sales	469,000	409,049
Cost of goods sold	311,194	242,239
Gross profit	157,806	166,810
Selling, general, and administrative expenses	113,501	105,295
Royalty income	(9,329)	(9,654)
Operating income	53,634	71,169
Interest expense, net	1,850	2,444
Income before income taxes	51,784	68,725
Provision for income taxes	19,661	25,900
Net income	$32,123	$42,825

Basic net income per common share	$0.56	$0.73

Diluted net income per common share	$0.55	$0.71

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended
(dollars in thousands)	April 2, 2011	% of Total	April 3, 2010	% of Total
Net sales:

Carter’s:
Wholesale	$187,878	40.1%	$146,258	35.7%
Retail (a)	137,862	29.4%	118,139	28.9%
Mass Channel	66,636	14.2%	67,920	16.6%
Carter’s total net sales	392,376	83.7%	332,317	81.2%

OshKosh:
Retail (a)	53,994	11.5%	55,145	13.5%
Wholesale	22,630	4.8%	21,587	5.3%
OshKosh total net sales	76,624	16.3%	76,732	18.8%

Total net sales	$469,000	100.0%	$409,049	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$34,707	18.5%	$40,297	27.6%
Retail (a)	27,353	19.8%	26,143	22.1%
Mass Channel	5,445	8.2%	12,794	18.8%

Carter’s operating income	67,505	17.2%	79,234	23.8%

OshKosh:
Retail (a)	(6,073)	(11.2%)	1,963	3.6%
Wholesale	2,625	11.6%	3,593	16.6%
Mass Channel (b)	808	--	766	--

OshKosh operating (loss) income	(2,640)	(3.4%)	6,322	8.2%

Segment operating income	64,865	13.8%	85,556	20.9%

Corporate expenses (c)	(11,231)	(2.4%)	(14,387)	(3.5%)

Total operating income	$53,634	11.4%	$71,169	17.4%

(a)  Includes eCommerce results.
(b) OshKosh mass channel consists of a licensing agreement with Target Stores.  Operating income consists of royalty income, net of related expenses.
(c) Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	April 2, 2011	January 1, 2011	April 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$248,871	$247,382	$365,865
Accounts receivable, net	160,057	121,453	118,888
Finished goods inventories, net	217,458	298,509	143,125
Prepaid expenses and other current assets	19,650	17,372	10,439
Deferred income taxes	26,667	31,547	26,352

Total current assets	672,703	716,263	664,669
Property, plant, and equipment, net	92,553	94,968	85,783
Tradenames	305,733	305,733	305,733
Goodwill	136,570	136,570	136,570
Deferred debt issuance costs, net	3,155	3,332	2,189
Licensing agreements, net	--	--	957
Other assets	322	316	307

Total assets	$1,211,036	$1,257,182	$1,196,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$--	$--	$3,503
Accounts payable	53,077	116,481	40,689
Other current liabilities	49,640	66,891	54,230

Total current liabilities	102,717	183,372	98,422
Long-term debt	236,000	236,000	330,145
Deferred income taxes	112,453	113,817	109,018
Other long-term liabilities	46,873	44,057	41,935

Total liabilities	498,043	577,246	579,520

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at April 2, 2011, January 1, 2011, and April 3, 2010	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 57,761,103, 57,493,567, and 59,390,706 shares issued and outstanding at April 2, 2011, January 1, 2011, and April 3, 2010, respectively	578	575	594
Additional paid-in capital	211,531	210,600	252,990
Accumulated other comprehensive loss	(1,890)	(1,890)	(3,900)
Retained earnings	502,774	470,651	367,004

Total stockholders’ equity	712,993	679,936	616,688

Total liabilities and stockholders’ equity	$1,211,036	$1,257,182	$1,196,208

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the three-month periods ended
	April 2, 2011	April 3, 2010
Cash flows from operating activities:
Net income	$32,123	$42,825
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,130	7,882
Amortization of debt issuance costs	177	280
Non-cash stock-based compensation expense	2,151	1,690
Income tax benefit from exercised stock options	(407)	(8,263)
Loss (gain) on disposal/sale of property, plant, and equipment	100	(181)
Deferred income taxes	3,353	5,469
Effect of changes in operating assets and liabilities:
Accounts receivable	(38,604)	(36,794)
Inventories	81,051	70,875
Prepaid expenses and other assets	(2,284)	673
Accounts payable and other liabilities	(76,496)	(61,028)
Net cash provided by operating activities	9,294	23,428

Cash flows from investing activities:
Capital expenditures	(6,813)	(8,223)
Proceeds from sale of property, plant, and equipment	--	286
Net cash used in investing activities	(6,813)	(7,937)

Cash flows from financing activities:
Payments on term loan	--	(875)
Income tax benefit from exercised stock options	407	8,263
Withholdings from vesting of restricted stock	(1,406)	(517)
Proceeds from exercise of stock options	7	8,462
Net cash (used in) provided by financing activities	(992)	15,333

Net increase in cash and cash equivalents	1,489	30,824
Cash and cash equivalents, beginning of period	247,382	335,041

Cash and cash equivalents, end of period	$248,871	$365,865